Exhibit 10.1

Amendment No. 1 to Employment Agreement

By and between RegeneRx Biopharmaceuticals, Inc. and C. Neil Lyons

Dated April 12, 2007

Section 12.2. (b) is replaced in its entirety with the following:

12.2	Severance.

(b) Severance with respect to any termination under 12.2 (a) shall include and be calculated as follows: six (6) months Severance upon termination at any time through April 18, 2008, the third anniversary of Executive’s employment with the Company, twelve (12) months Severance upon termination thereafter. Severance shall include salary and medical and dental insurance payments as describe herein.

Acknowledged and agreed:

RegeneRx Biopharmaceuticals, Inc.

/s/ J.J. Finkelstein
J.J. Finkelstein
President and Chief Executive Officer

Dated:  December 17, 2007

/s/ C. Neil Lyons
C. Neil Lyons

Dated:  December 17, 2007